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Exhibit 21

                           Subsidiaries of the Company

            (a)   PJ Food Service, Inc., a Kentucky corporation
            (b)   Papa John's USA, Inc., a Kentucky corporation
            (c)   Papa John's Support Services, Inc., a Kentucky corporation
            (d)   PJFS of Mississippi, Inc., a Mississippi corporation
            (e)   Risk Services Corp., a Kentucky corporation
            (f)   Capital Delivery, Ltd., a Kentucky corporation
            (g)   Papa John's (U.K.) Ltd., a United Kingdom corporation
            (h)   Perfect Pizza Ltd., a United Kingdom corporation